EXHIBIT 2.5

AGREEMENT OF SALE

BETWEEN

HCRI MASSACHUSETTS PROPERTIES TRUST

and

HCRI MASSACHUSETTS PROPERTIES TRUST II,

as Seller

AND

KINDRED HEALTHCARE OPERATING, INC., as Purchaser

December 27, 2005

i

AGREEMENT OF SALE

This AGREEMENT OF SALE (“Agreement”) is made on December 27, 2005 between HCRI MASSACHUSETTS PROPERTIES TRUST, a Massachusetts business trust (“HCN-MA”), HCRI MASSACHUSETTS PROPERTIES TRUST II, a Massachusetts business trust (“HCN-MA II” and with HCN-MA, collectively “Seller”), and KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation (“Purchaser”).

WITNESSETH

WHEREAS, Seller currently owns in fee the medical office building and skilled nursing facility commonly known as Goddard Rehabilitation and Nursing Center (“Goddard”), the skilled nursing facility and the long-term acute care hospital commonly known as North East Specialty Hospital-Braintree (“North East Specialty”), the long-term acute care hospital and skilled nursing facility commonly known as Park View Specialty Hospital (“Park View”) and the skilled nursing facility and long-term acute care hospital commonly known as The Meadows of Leicester (“The Meadows”) (each of Goddard, North East Specialty, Park View and The Meadows a “Facility”; collectively, the “Facilities”).

WHEREAS, the Facilities are included in the Property (as hereinafter defined).

WHEREAS, the Facilities are currently leased to WEJJ-MED Realty LLC (“WEJJ-MED”), an affiliate of Commonwealth Communities Holdings LLC (“Commonwealth”), pursuant to that certain lease, dated April 2, 2004 between Seller, as landlord, and WEJJ-MED, as tenant, as amended (the “Commonwealth Lease”).

WHEREAS, WEJJ-MED subleases the Facilities to various affiliates of Commonwealth that operate the Facilities (such affiliates of Commonwealth, the “Current Operators”).

WHEREAS, HCN-MA II and certain affiliates of Purchaser will, simultaneously with the Closing Date (as hereinafter defined), enter into that certain Master Lease (the “Master Lease”), which contemplates the leasing of certain properties, including nine (9) skilled nursing facilities and two (2) assisted living facilities in Massachusetts (the “Leased Facilities”).

WHEREAS, Commonwealth and certain affiliates of Purchaser have entered into that certain Purchase and Sale Agreement, dated as of October 24, 2005, among the sellers listed therein, including the Current Operators and the other parties listed therein (the “Commonwealth Purchase Agreement”), which contemplates the sale and/or transfer of certain healthcare facilities and related assets, including the Facilities.

WHEREAS, Seller wishes to sell the Property to Purchaser and Purchaser wishes to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

“Allocated Purchase Price” shall have the meaning set forth in Section 2.

“Appurtenances” has the meaning set forth in Section 3.

“Business Day” means any day other than (i) Saturday, (ii) Sunday, or (iii) any other day when federally insured banks in New York, New York are required or authorized to be closed.

“Casualty and Condemnation” has the meaning set forth in Section 14.

“Closing” has the meaning set forth in Section 8.

“Closing Date” has the meaning set forth in Section 8.

“Commonwealth” has the meaning set forth in the recitals.

“Commonwealth Closing” means the “Closing”, as such term is defined under the Commonwealth Purchase Agreement.

“Commonwealth Closing Date” means the “Closing Date”, as such term is defined under the Commonwealth Purchase Agreement.

“Commonwealth Lease” has the meaning set forth in the recitals.

“Commonwealth Purchase Agreement” has the meaning set forth in the recitals.

“Current Operators” has the meaning set forth in the recitals.

“Deeds” has the meaning set forth in Section 9(a)(i).

“Diligence Materials” has the meaning set forth in Section 19.

“Due Diligence Deadline” means 7 P.M. Eastern Daylight Time on December 31, 2005.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the use or release of Hazardous Substances.

“Facilities” has the meaning set forth in the recitals.

“FTC” means the Federal Trade Commission.

“Hazardous Substance” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials;

radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials that are now or are likely to become friable and are not controlled pursuant to an existing operations and maintenance program; any underground storage tanks; any substance the presence of which on the Property is prohibited by any federal, state or local authority because it is hazardous or potentially hazardous or harmful or potentially harmful to human health or the environment; and any other material or substance now or in the future defined as a “hazardous substance”, “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Environmental Law or regulated thereby.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“HSR Fees” shall mean those HSR filing fees incurred in connection with the conveyance of the Property to Purchaser.

“Improvements” has the meaning set forth in Section 3.

“Individual Property” has the meaning set forth in Section 2.

“Inspection Period” has the meaning set forth in Section 4(c)(i).

“Land” has the meaning set forth in Section 3.

“Leased Facilities” has the meaning set forth in the recitals.

“Master Lease” has the meaning set forth in the recitals.

“Material” means (a) in the case of a Title Objection or a Survey Objection, any such objection which causes a diminution in the value of the subject Individual Property of more than $25,000, and (b) in the case of a Test Objection, any such objection the cost to cure of which is equal to or greater than $25,000. “Materially” shall have the meaning correlative thereto.

“Officer’s Certificate” means a certificate delivered to Seller which is signed by an authorized officer of the Purchaser and certifies the information therein to the best of such person’s knowledge.

“Permitted Encumbrances” means the matters set forth on Exhibit D attached hereto.

“Personal Property” has the meaning set forth in Section 3.

“Property” has the meaning set forth in Section 3.

“Purchase Price” has the meaning set forth in Section 2.

“Real Estate” shall mean, collectively, the Land, the Improvements and the Appurtenances.

“Related Assets” has the meaning set forth in Section 3.

“Seller’s Title Company” means Lawyers Title Insurance Corporation.

“Surveys” has the meaning set forth in Section 4(b).

“Survey Deadline” means 7 P.M. Eastern Daylight Time on December 31, 2005.

“Survey Objections” means any easement, encroachment, restriction or other title condition or exception with respect to an Individual Property, which (a) renders such Individual Property unmarketable, (b) will prohibit or materially impair Purchaser’s intended use of such Individual Property as a skilled nursing facility, medical office building or long-term acute care hospital, (c) currently causes a Material violation or is currently Materially violated, (d) imposes or will impose a Material charge or assessment on such Individual Property and/or the owner thereof (excluding however any customary governmental assessments and property taxes), (e) will likely require the Material alteration or Material removal of any Improvements, (f) Materially decreases the value of such Individual Property, (g) prevents legal and actual ingress and egress to and from such Individual Property via legally and actually open streets and/or valid and recorded perpetual easements which are sufficient to operate the Individual Property as a skilled nursing center or an assisted living facility, as applicable, (h) neither Title Company nor Seller’s Title Company will agree to issue a Title Insurance Policy (as hereinafter defined) in favor of Purchaser for such Individual Property which (x) insures over such easement, encroachment, restriction or other title condition or exception and (y) is issued at promulgated rates in the State of Massachusetts and is otherwise issued upon terms and conditions satisfactory to Purchaser, and/or (i) the Title Company and Seller’s Title Company, so long as Seller’s Title Company agrees to issue a Title Insurance Policy for such Individual Property in favor of Purchaser and upon terms and conditions reasonably satisfactory to Purchaser, (1) refuse to insure the contiguity of all parcels of land, if there is more than one parcel comprising such Individual Property, (2) refuse to insure the easements or other rights benefiting the Individual Property, or (3) will only insure such contiguity or such easements and/or other rights upon the payment of an additional material premium.

“Test Objections” means any objection to any matter relating to the Tests, which (a) renders the title to such Individual Property unmarketable, (b) will prohibit or materially impair Purchaser’s intended use of such Individual Property as a skilled nursing facility, medical office building or long-term acute care hospital, (c) currently causes a Material violation or is currently Materially violated, (d) imposes or will impose a Material charge or assessment on such Individual Property and/or the owner thereof (excluding however any customary governmental assessments and property taxes), and/or (e) Materially decreases the value of such Individual Property.

“Tests” has the meaning set forth in Section 4(c).

“Title Company” means First American Title Insurance Company.

“Title Insurance Policy” and “Title Insurance Policies” have the meanings set forth in Section 5(b)(i).

“Title Objections” means any easement, encroachment, restriction or other title condition or exception with respect to an Individual Property, which (a) renders such Individual Property unmarketable, (b) will prohibit or materially impair Purchaser’s intended use of such Individual Property as a skilled nursing facility, medical office building or long-term acute care hospital, (c) currently causes a Material violation or is currently Materially violated, (d) imposes or will impose a Material charge or assessment on such Individual Property and/or the owner thereof (excluding however any customary governmental assessments and property taxes), (e) will likely require the Material alteration or Material removal of any Improvements, (f) Materially decreases the value of such Individual Property, (g) prevents legal and actual ingress and egress to and from such Individual Property via legally and actually open streets and/or valid and recorded perpetual easements which are sufficient to operate the Individual Property as a skilled nursing center or an assisted living facility, as applicable, (h) neither Title Company nor Seller’s Title Company will agree to issue a Title Insurance Policy (as hereinafter defined) in favor of Purchaser for such Individual Property which (x) insures over such easement, encroachment, restriction or other title condition or exception and (y) is issued at promulgated rates in the State of Massachusetts and is otherwise issued upon terms and conditions satisfactory to Purchaser, and/or (i) the Title Company and Seller’s Title Company, so long as Seller’s Title Company agrees to issue a Title Insurance Policy for such Individual Property in favor of Purchaser and upon terms and conditions reasonably satisfactory to Purchaser, (1) refuse to insure the contiguity of all parcels of land, if there is more than one parcel comprising such Individual Property, (2) refuse to insure the easements or other rights benefiting the Individual Property, or (3) will only insure such contiguity or such easements and/or other rights upon the payment of an additional material premium.

“Transactions” means the transactions contemplated by this Agreement.

“WEJJ-MED” has the meaning set forth in the recitals.

1. Purchase and Sale. Seller agrees to sell and assign, as applicable, to Purchaser, and Purchaser agrees to purchase and assume, as applicable, from Seller, the Property, as hereinafter defined, for the Purchase Price, as hereinafter defined, and subject to the terms and conditions set forth in this Agreement.

2. Purchase Price.

The purchase price (the “Purchase Price”) for the Property shall be Eighty Million and No/100 Dollars ($80,000,000.00). Each individual property listed on Exhibit A (each, an “Individual Property”) shall be allocated such portion of the Purchase Price to be mutually agreed upon by the parties hereto based upon the relative appraised values of each Individual Property, and based upon an $80,000,000.00 aggregate value for all Facilities (each such allocated portion, an “Allocated Purchase Price”). The Purchase Price and the Allocated Purchase Price for Park View shall be increased by the amount of any Contingent Payments (as such term is defined in the Commonwealth Lease) made by Seller to WEJJ-MED pursuant to the

Commonwealth Lease prior to Closing for elevator repairs at Park View up to a maximum amount of $850,000.00.

3. Property. “Property” means all of Seller’s right, title and interest in (a) the land which is part of each Individual Property described on Exhibits A-1 through A-4 (the “Land”); (b) all easements and other related rights appurtenant to the Land (collectively, “Appurtenances”); (c) all of the buildings, structures, fixtures and other improvements comprising real property and located on the Land and all property which might be considered personal property except for the fact that it is inextricably related or attached to any such buildings, structures, fixtures and/or other improvements (collectively, “Improvements”); (d) any and all guaranties, warranties, permits, and business licenses (but not healthcare operating licenses) affecting each Individual Property and relating to Seller’s ownership of the Property (to the extent assignable) (collectively, the “Related Assets”); (e) any and all machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property used in connection with the Facilities and owned by Seller (collectively, “Personal Property”); and (f) the Facilities.

4. Due Diligence.

(a) Title. Purchaser has ordered title insurance commitments for each Individual Property for the issuance of the Title Policies (collectively, the “Title Commitments” and each individually, a “Title Commitment”). Purchaser shall deliver the Title Commitments to Seller for examination on or before the Due Diligence Deadline. If any of the Title Commitments or any of the Diligence Materials discloses any Title Objections, Purchaser shall so notify Seller in writing no later than the Due Diligence Deadline. Seller shall have until Closing to cure the Title Objections. If Seller does not cure the Title Objections prior to or at Closing, then Purchaser shall have the option, as its sole remedy, of either: (x) notifying Seller in writing that Purchaser shall take such title as Seller can cause to be conveyed with no reduction in the Purchase Price; or (y) terminating this Agreement by written notice to Seller, (whereupon this Agreement shall become null and void and neither party hereto shall have any further rights, liabilities or obligations hereunder except those which are specifically stated to survive). For purposes of this Section 4(a), all items set forth on Exhibits D-1 through D-4 shall be deemed included in Permitted Encumbrances and in Schedule 1 hereof unless they are the subject of a Title Objection, Survey Objection and/or Test Objection delivered to the Seller on or before the Due Diligence Deadline or the Survey Deadline, as the case may be.

(b) Survey. Purchaser has ordered surveys for each Individual Property (collectively, the “Surveys” and each individually, a “Survey”) and shall deliver them to Seller for examination on or before the Survey Deadline. If any of the Surveys or any of the Diligence Materials discloses any Survey Objections, Purchaser shall so notify Seller in writing no later than the Survey Deadline. Seller shall have until Closing to cure the Survey Objections. If Seller does not cure the Survey Objections prior to or at Closing, then Purchaser shall have the option, as its sole remedy, of either: (x) notifying Seller in writing that Purchaser shall accept title to the Property subject to the Survey Objections with no reduction in the Purchase Price; or

(y) terminating this Agreement by written notice to Seller, (whereupon this Agreement shall become null and void and neither party hereto shall have any further rights, liabilities or obligations hereunder except those which are specifically stated to survive). All items disclosed on the Surveys, which Purchaser does not specify as Survey Objections in a notice to Seller delivered on or before the Survey Deadline, and any uncured Survey Objections to which Purchaser agrees to take subject pursuant to clause (x) of this paragraph or Section 4(d) below shall be deemed included in the Permitted Encumbrances and in Schedule 1 hereof.

(c) Tests and Inspections.

(i) Prior to the execution of this Agreement and continuing until the Due Diligence Deadline (the “Inspection Period”), Purchaser and/or its designees, have been entering, and may continue to enter, each Individual Property, at all reasonable times while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and other tests, relating to all aspects of the Property, including, without limitation, a close review and analysis of the Diligence Materials, as Purchaser deems appropriate (collectively, the “Tests”). In addition, during the Inspection Period, Purchaser has been, and may continue to, investigate all other aspects of the Premises.

(ii) If Purchaser or Purchaser’s lender, if any, has any Test Objections, Purchaser shall so notify Seller in writing no later than the Due Diligence Deadline. Seller shall have until Closing to cure such Test Objections. If Seller does not cure the Test Objections prior to or at Closing, then Purchaser shall have the option, as its sole remedy, of either: (x) notifying Seller in writing that Purchaser shall accept title to the Individual Property subject to such Test Objections with no reduction in the Purchase Price; or (y) terminating this Agreement by written notice to Seller, (whereupon this Agreement shall become null and void and neither party hereto shall have any further rights, liabilities or obligations hereunder except those which are specifically stated to survive). All items disclosed in the Tests and related reports, which Purchaser does not specify as Test Objections in a notice to Seller delivered on or before the Due Diligence Deadline, and any uncured Test Objections to which Purchaser agrees to take subject pursuant to clause (x) of this paragraph or Section 4(d) below, shall be deemed included in Schedule 1 hereof.

(d) Obligation to Close with Purchase Price Reduction.

Notwithstanding Sections 4(a)(y), 4(b)(y) and 4(c)(2)(y) of this Agreement, in the event that Seller does not cure any Title Objection, Survey Objection or Test Objection prior to or at Closing, Seller and Purchaser may, at Seller’s option, nevertheless proceed with the Closing with a reduction in the Allocated Purchase Price of the affected Individual Property (and a corresponding reduction in the Purchase Price, in the aggregate) in an amount to be determined by the parties. If the parties cannot so equitably agree with respect to any Individual Property, then either party, at its option, may terminate this Agreement by written notice to the other, (whereupon this Agreement shall become null and void and neither party hereto shall have any further rights, liabilities or obligations hereunder except those which are specifically stated to survive).

5. Conditions to Closing.

(a) Seller shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(i) The Master Lease has been or will be, simultaneously with the Closing, entered into by the parties thereto.

(ii) Any waiting period required under the HSR Act shall have expired or been terminated.

(iii) Seller and WEJJ-MED shall have terminated the Commonwealth Lease and related documents.

(iv) The transactions contemplated by the Commonwealth Purchase Agreement shall have been consummated and closed simultaneously with the Closing.

(v) All amounts payable to Seller by WEJJ-MED pursuant to the Commonwealth Lease shall have been paid in full or will be paid in full at the time of Closing.

(vi) The continuing validity of all of the representations and warranties of Purchaser set forth in Section 7.

(b) Purchaser shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(i) The Title Company (or Seller’s Title Company, in the event that Seller’s Title Company is willing to insure title or survey matters that Title Company will not upon terms and conditions reasonably satisfactory to Purchaser) shall have delivered to Purchaser Title Commitments to issue at the prevailing promulgated rates, ALTA standard owner’s policies of title insurance insuring fee or leasehold title, as the case may be, to each Individual Property, as well as ALTA standard lender’s policies of title insurance insuring the mortgages to be placed upon each Individual Property at Closing by Purchaser’s lenders as first mortgage liens, written on the ALTA 1970 form unless lender agrees to accept the 1992 form (collectively, the “Title Insurance Policies” and each individually a “Title Insurance Policy”) in the amount of the Allocated Purchase Price for each Individual Property, subject only to the Permitted Encumbrances and containing all of the endorsements reasonably required by Purchaser and/or its lender, which are available in the State of Massachusetts.

(ii) Purchaser shall have received all approvals or waivers from its lenders necessary or appropriate to consummate the Transactions.

(iii) Purchaser’s satisfaction that there is no material pending or threatened litigation regarding the Transactions.

(iv) The authorization of the Transactions by Seller’s board of directors.

(v) The continuing validity of all of the representations and warranties of Seller set forth in Section 6.

(vi) The Master Lease has been or will be, simultaneously with the Closing, entered into by the parties thereto.

(vii) The transactions contemplated by the Commonwealth Purchase Agreement shall have been consummated and closed simultaneously with the Closing.

(viii) Any waiting period required under the HSR Act shall have expired or been terminated.

(ix) Either (i) Seller shall have cured any Title Objections, Survey Objections or Test Objections that have been the subject of a timely notice from Purchaser to Seller, or (ii) Purchaser shall have notified Seller that it agrees to take title to the Property subject to such Title Objections, Survey Objections or Test Objections, as applicable, in accordance with Section 4 hereof.

(x) Seller has terminated that certain option to purchase the Property granted in favor of WEJJ-MED pursuant to the Commonwealth Lease.

(xi) Purchaser has obtained all required licenses and permits from the applicable Massachusetts regulatory authorities and any other regulatory authorities which are required by such authorities to operate the Facilities as skilled nursing centers, medical office buildings and long-term acute care hospitals, as applicable.

(xii) WEJJ-MED has paid in full any and all costs it is required to pay to Seller pursuant to the Commonwealth Lease.

(xiii) The assignment by Seller to Purchaser of all of Seller’s right, title and interest, as landlord, if any, in and to the real property leases set forth on Schedule 3 as of the Closing Date.

6. Certain Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser that:

(a) Each Seller is a business trust duly formed, validly existing and in good standing under the laws of the State of Massachusetts.

(b) This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c) All of the documents to be delivered by Seller at Closing will, at Closing, be duly authorized, executed and delivered by Seller (and/or, if applicable, its affiliates), will be the legal, valid and binding obligations of Seller (and/or, if applicable, its affiliates), and be enforceable against Seller (and/or, if applicable, its affiliates) in accordance with their respective terms, and the execution and delivery thereof and the performance by Seller of the terms thereof will not violate any material provision of any agreement, instrument, writ, order or decree to which Seller (and/or, if applicable, its affiliates) is a party, or to which any portion of the Property is subject.

(d) There are no agreements in effect, under which Seller has agreed to sell all or any portion of the Property other than this Agreement and the option to purchase the Property under the Commonwealth Lease, the termination of which is a condition to Seller’s obligation to sell the Property to Purchaser.

(e) Seller has not granted any rights of first refusal or options to purchase the Property or any portion or portions thereof as of the date of this Agreement, except for that certain option to purchase the Property granted in favor of WEJJ-MED pursuant to the Commonwealth Lease.

(f) The consent of any lender or other person or entity to which Seller has an obligation is not required in connection with the Transactions hereby contemplated.

(g) Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain.

(h) Seller has not received notice of any suit, action or proceeding pending or threatened against Seller or any portion of the Property before or by any court, administrative agency or other governmental or quasi-governmental authority, which brings into question the validity of this Agreement or the Transactions or otherwise materially affects the Property except for the delinquent taxes and related governmental action relating to Park View as referenced in the letter from JER Revenue Services, LLC, as Servicer for the City of Springfield, to HCRI Massachusetts Properties, dated October 28, 2005 and the Service of Process, dated November 1, 2005.

For purposes of this Section 6, any notice received by WEJJ-MED or the Current Operators shall not constitute notice received by Seller. Subject to the foregoing, all representations and warranties made by Seller in this Section 6 shall be true and correct on the date made and their continued validity as of the Closing Date shall be a condition precedent to Purchaser’s obligation to close the Transactions hereby contemplated. All of the representations and warranties made by Seller in this Section 6 shall survive Closing for a period of six (6) months.

7. Certain Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) The execution and delivery of this Agreement by Purchaser does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

(c) All the documents to be delivered by Purchaser at closing will, at closing, be duly authorized, executed and delivered by Purchaser (and/or, if applicable, its affiliates), will be the legal, valid and binding obligations of Purchaser (and/or, if applicable, its affiliates), and be enforceable against Purchaser (and/or, if applicable, its affiliates) in accordance with their respective terms, and the execution and delivery thereof will not violate any provision of any agreement or judicial order to which Purchaser (and/or, if applicable, its affiliates) is a party or, to the best of Purchaser’s knowledge, to which the Property is subject.

(d) Unless a Report and Notification Form (as defined in the HSR Act) must be filed and a waiting period must be observed under the HSR Act, Purchaser is not required to obtain the consent or government clearance of any person, government agency or entity to the Transactions hereby contemplated.

All representations and warranties made by Purchaser in this Section 7 shall be true and correct on the date made and their continued validity as to any material fact as of the Closing Date shall be a condition precedent to Seller’s obligation to close the Transactions hereby contemplated. All of the representations and warranties made by Purchaser in this Section 7 shall survive Closing for a period of six (6) months.

8. Closing. The closing of the sale of the Property (“Closing”) shall take place at 10:00 a.m. (New York time) at the office of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. at One Financial Center, Boston, Massachusetts or at another place mutually agreed upon by the parties (“Closing Date”) on the Commonwealth Closing Date, a date which shall be no earlier than January 1, 2006 and not later than March 31, 2006 if all of the conditions to Closing set forth in Section 5(a) and Section 5(b) have either been satisfied or waived in writing by the party benefiting from such conditions on or before the Closing Date. Notwithstanding the foregoing, the Closing Date may be extended to a date not later than May 30, 2006, at Purchaser’s option, if (i) the conditions in Section 5(b)(viii) have not been satisfied, (ii) the conditions in Section 5(b)(xi)

have not been satisfied or (iii) the Commonwealth Closing has not yet occurred. If the Closing has not occurred on or before March 31, 2006, and the parties have not otherwise mutually agreed in writing to extend the Closing Date or if the Closing Date has not been extended by Purchaser in accordance with its rights under the preceding sentence, then this Agreement shall immediately terminate and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder except for those obligations and liabilities that expressly survive termination. Notwithstanding the foregoing, the parties need not attend the Closing in person and shall have the right to close the transaction contemplated by this Agreement pursuant to written closing escrow instructions, so long as such instructions are consistent with the terms hereof.

9. Seller Closing Documents. (a) At the Closing, Seller shall, subject to the terms of Section 5 above, execute and deliver, or cause to be executed and delivered, to Purchaser the following documents:

(i) With respect to each Individual Property comprising the Property, a quitclaim deed in the form of Exhibit C in favor of Purchaser, or at the written request of Purchaser, in favor of one of its affiliates, which it designates in writing (such deeds, collectively, the “Deeds”);

(ii) A bill of sale in favor of Purchaser conveying the Personal Property and Related Assets;

(iii) Affidavits, indemnities, and other similar instruments as are reasonably required by the Title Company for (i) the deletion of any standard or printed exceptions in the Title Insurance Policies (excluding matters relating to surveys) that are customarily deleted by virtue of a seller delivering such instruments in commercial transactions in Massachusetts of similar type to that contemplated by this Agreement, and (ii) the satisfaction of Internal Revenue Service disclosure and reporting requirements relating to Form 1099B. All such affidavits, indemnities and similar instruments shall be in form and substance reasonably satisfactory to the Title Company or, in the event that Seller’s Title Company has agreed to issue one or more Title Policies to Purchaser with respect to various Individual Properties and upon terms and conditions reasonably satisfactory to Purchaser, all such instruments shall be reasonably consistent with forms that would be requested by Seller’s Title Company; and

(iv) A certification of non-foreign status in the form of Exhibit E.

(v) Assignment document(s) or instrument(s) effecting the transactions contemplated in Section 5(b)(viii).

(b) Amounts to be Paid at Closing. At the Closing, Purchaser shall pay to Seller, by federally insured wire transfer, the total amount of the Purchase Price and the total amount of transfer taxes due in connection with the conveyance of the Property to Purchaser.

(c) Further Assurances. Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Property pursuant to this Agreement and otherwise complete the Transactions contemplated by this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement. Additionally, if this Agreement is terminated, either party may request from time to time thereafter confirmation of such termination from the other party, upon which request, the non-requesting party shall promptly confirm to the requesting party in writing (by a recordable instrument if requested by the requesting party) that this Agreement has been terminated.

10. [INTENTIONALLY OMITTED.]

11. Closing Costs. Purchaser shall be responsible for the payment of (i) the fees and costs of Purchaser’s counsel representing it in connection with the Transactions, (ii) all transfer taxes, documentary stamp taxes and recording fees incurred in connection with the transfer of the Property to Purchaser, (iii) costs of any title insurance, (iv) fees incurred in connection with any surveys or environmental assessments ordered by Purchaser relating to the Property, (v) fees of any escrow agent engaged by the parties hereto in connection with the Closing, (vi) reasonable attorneys’ fees of Seller’s counsel and (vii) all HSR fees incurred in connection with the Transactions.

12. Remedies.

(a) Purchaser Default.

(i) If Purchaser fails to perform any of its obligations under this Agreement which are required to be performed at or prior to the Closing (including, without limitation, the payment of the Purchase Price), then Seller shall have the right, as its sole and exclusive remedy for such failure, to terminate this Agreement by delivering written notice thereof to Purchaser.

(ii) Notwithstanding the foregoing, in the event the Closing hereunder occurs and Purchaser fails to perform an obligation under this Agreement (arising either before or after the Closing) and such obligation expressly survives the Closing pursuant to the terms hereof, then Seller shall have all rights and remedies at law, in equity or under this Agreement, including, without limitation, the right to sue for damages (excluding, however, special, punitive or consequential damages).

(b) Seller Default.

(i) If Seller fails to perform any of its obligations under this Agreement which are required to be performed at or prior to the Closing, or if it is discovered prior to Closing that any of the representations and warranties of Seller set forth in Section 6 are untrue or materially misleading, then Purchaser shall have the right, as its sole and exclusive remedy for such failure, to either (x) terminate this Agreement by delivering written notice thereof to Seller, or (y) specifically enforce the terms of this Agreement.

(ii) Notwithstanding the foregoing, in the event the Closing hereunder occurs and Seller fails to perform an obligation under this Agreement (arising either before or after the Closing) and such obligation expressly survives the Closing pursuant to the terms hereof or subject to Sections 12(d) and 12(e), it is discovered after Closing that any of the representations and warranties of Seller set forth in Section 6 were untrue or materially misleading when made, then Purchaser shall have all rights and remedies available at law, in equity or under this Agreement, including, without limitation, the right to sue for damages (excluding, however, special, punitive or consequential damages).

(c) Collection Costs. If any legal action, arbitration or other similar proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. In the event that either party is entitled to an award of its attorneys’ fees and expenses pursuant to the terms of this Section 12(c), such award shall be available notwithstanding the limitations on remedies set forth in Sections 12(a) and (b) above.

(d) Survival.

(i) Closing. None of the terms and conditions of this Agreement shall survive the Closing, except for the following Sections: 2, 6 (subject to Section 12(e)(iii)) and 7 (subject to Section 12(e)(iii)), 9(a) and 9(c), 11, 12, 13, 15, 16 and 19.

(ii) Termination. None of the terms and conditions of this Agreement shall survive the termination of this Agreement, except for the following Sections: 6 (subject to Section 12(e)(iii)) and 7 (subject to Section 12(e)(iii)), 9(d), 11, 12, 13, 15(b), 15(c) and 16.

(e) Indemnity.

(i) Seller agrees to fully indemnify, defend and hold harmless Purchaser and Purchaser’s officers, shareholders, directors, attorneys, affiliates, employees and assignees from and against any and all claims, liabilities, fines, penalties, damages, causes of action, costs, injury (including death), or expenses (including attorneys’, experts’ and consultants’ fees) whenever and however arising, which are incurred by reason of Seller’s breach of representations or warranties in this Agreement.

(ii) Purchaser agrees to fully indemnify, defend and hold harmless Seller and Seller’s officers, shareholders, directors, attorneys, affiliates, employees and assignees from and against any and all claims, liabilities, fines, penalties, damages, causes of action, costs, injury (including death), or expenses (including attorneys’, experts’ and consultants’ fees) whenever and however arising, which are incurred by reason of Purchaser’s breach of representations or warranties in this Agreement.

(iii) Notwithstanding any otherwise applicable statute of limitations, no claim, lawsuit or other proceeding arising out of or related to the breach of any representation, warranty or covenant contained in this Agreement or otherwise for indemnification pursuant to this Section 12(e) may be commenced at any time after the date that is one year following the Closing.

13. Brokers. Each of Seller and Purchaser represents to the other that it has not engaged or dealt with any broker, finder or investment advisor in connection with the sale of the Property or the other Transactions contemplated by this Agreement. Seller and Purchaser shall indemnify, hold harmless and defend the other, its affiliates, and its and their officers, directors, affiliates, agents and employees, against and from all claims, demands, causes of action, judgments, and liabilities (including, without limitation, reasonable attorneys’ fees and costs) which arise from a breach of such parties’ respective representations and covenants set forth in this Section 13.

14. Casualty and Condemnation. If, prior to Closing, (i) a casualty occurs at any Individual Property and the damage caused thereby is considered to be material in the commercially reasonable opinion of Purchaser, or (ii) a condemnation proceeding is commenced against any material portion of an Individual Property in the commercially reasonable opinion of Purchaser (each of (i) and (ii), a “Casualty or Condemnation”), then Purchaser shall have the right to terminate this Agreement (whereupon this Agreement shall become null and void and neither party shall have any further rights, liabilities or obligations hereunder except those which specifically are stated to survive) or proceed with the Closing. If Purchaser elects to proceed with the Closing, Seller shall pay to Purchaser all insurance proceeds and condemnation awards, if any, paid to Seller in connection with such Casualty or Condemnation which have not been used to restore the Property, and Seller shall assign to Purchaser all of Seller’s right, title and interest in any insurance proceeds or condemnation awards to be paid to Seller in connection with the Casualty or Condemnation. Until the Closing is consummated and the Commonwealth Lease is terminated, (a) Seller confirms that WEJJ-MED has the obligation under the Commonwealth Lease to maintain general public liability insurance and fire and extended coverage casualty insurance for the Property, and (b) Seller shall not make any loss adjustments under such coverage without the consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

15. Certain Warranties; Disclaimer.

(a) Notwithstanding anything to the contrary contained in this Section 15, the purchase, sale and conveyance of the Property shall be made with the limited warranties from Seller to Purchaser contained in this Agreement and the Deeds.

(b) Disclaimer. Purchaser agrees that, except as and to the extent provided in the representations and warranties contained in Section 6 and subject to the provisions of Section 15(a), Purchaser is purchasing the Property in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any other warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller. Without in any way limiting the generality of the immediately preceding sentence, Purchaser further acknowledges and agrees that, in entering into this Agreement and closing the Transactions hereunder, subject to Section 6 and to Section 15(a):

(i) Each of Seller and its affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, with respect to the Property or any portion thereof, the physical condition or repair or disrepair thereof (whether patent or latent), the value, profitability or marketability thereof or the title thereto, or of any of the appurtenances, facilities or equipment thereon;

(ii) Each of Seller and its affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use;

(iii) Purchaser has not relied upon any statement or representation by or on behalf of Seller unless such statement or representation is specifically set forth in this Agreement;

(iv) As of the date hereof and through the end of the Inspection Period, Purchaser has made and will make such legal, factual and other inquiries and investigations as Purchaser has deemed necessary, desirable or appropriate with respect to the Property and the value and marketability thereof and of the appurtenances, facilities and equipment thereof. Such inquiries and investigations of Purchaser are hereby deemed to include, without limitation, the physical components of all portions of the Improvements, the condition of repair of the Property or any portion thereof, such state of facts as a current title report and/or an accurate survey, environmental examinations, and flood plain examinations would show or disclose, and the present and future zoning, ordinances, resolutions and regulations of the city, county and state where the Improvements are located.

(c) Except as specifically set forth in Section 6, each of Seller and its affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, that relate to, arise out of or with respect to (1) Purchaser’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy or other licenses for the use or operation of the Improvements, and/or certificates of compliance for the Improvements, (2) the actual or potential income, or profits, to be derived from the Property, (3) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Property, (4) Purchaser’s ability or inability to demolish the Improvements or otherwise develop the Property, (5) the environmental condition of the Property or (6) any other matter relating to the Property.

16. General Provisions.

(a) Entire Agreement. This Agreement and exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to sale of the Property and supersede all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

(b) Amendments. This Agreement may be amended only by a written agreement executed and delivered by Seller and Purchaser.

(c) Waivers. No waiver of any provision or condition of, or default under, this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d) Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.

(e) [INTENTIONALLY OMITTED.]

(f) Assignment. This Agreement may not be assigned by Purchaser or Seller without the prior express written consent of the other party, which consent may be given or withheld in such party’s sole and absolute discretion.

(g) Notices. Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered personally, by reputable overnight delivery service, or by fax (provided a hard copy is delivered on the next Business Day by personal delivery or reputable overnight delivery service), and shall be addressed to the respective party as set forth in this subsection (g). All notices and communications shall be deemed given and effective upon receipt thereof.

To Seller:	HCRI Massachusetts Properties Trust
HCRI Massachusetts Properties Trust II
One Seagate, Suite 1500
Toledo, Ohio 43603-1475
Attn: Erin C. Ibele
Phone: (419) 247-2804
Fax: (419) 247-2826

With copies to:	Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43624
Attn: Cynthia L. Rerucha, Esq.
Phone: (419) 321-1336
Fax: (419) 241-6894

And

To Purchaser:	Kindred Healthcare, Inc.
680 South Fourth Avenue
Louisville, Kentucky 40202-2412
Attn: Joseph Landenwich, Esq.
Phone: (502) 596-7209
Fax: (502) 596-4075

With copies to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Steven Horowitz, Esq.
Phone: (212) 225-2580
Fax: (212) 225-3999

(h) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Massachusetts without regard to the laws regarding conflicts of laws.

(i) Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

(j) Construction. Seller and Purchaser agree that each party and its counsel have reviewed and approved this Agreement, and that any rules of construction that provide that ambiguities be resolved against the drafting party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto. The words “include”, “including”, “includes” and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.

(k) No Recording. Purchaser shall not, and shall not cause or permit any other person to, record this Agreement or any memorandum or other evidence thereof in any public records.

(l) Obligations Joint and Several. Purchaser acknowledges that each entity constituting Purchaser shall be jointly and severally liable for any and all obligations of Purchaser hereunder or under any instrument executed by Purchaser pursuant hereto. Seller acknowledges that each entity constituting Seller shall be jointly and severally liable for any and all obligations of Seller hereunder or under any instrument executed by Seller pursuant hereto.

(m) Public Announcement. Seller and Purchaser agree to cooperate with each other to make joint and/or coordinated public announcements disclosing this Agreement and the Transactions contemplated hereby.

17. Interest in Bed of Streets. Title to the Property shall be conveyed together with all rights, title and interest, if any, of Seller in and to land lying in the bed of any streets, roads, avenues, alleys or passageways, opened or proposed, bounding or abutting the Property, and all rights, title and interest of Seller, if any, in and to any award(s) made or to be made in lieu thereof and in and to any unpaid award(s) for damage to the Property by reason of change of grade of any street, and Seller will execute and deliver to Purchaser, at Closing, or thereafter, on demand, a quitclaim conveyance of such titles and the assignment and collection of any such award(s), together with all rights, title and interest, if any, of Seller in and to any easements, rights of way or passageways appurtenant to the Property.

18. [INTENTIONALLY OMITTED.]

19. Maps, Plans and Surveys. Seller has delivered to Purchaser all plans, maps, descriptions, permits, certifications, licenses, approvals, environmental audits, and other diligence materials (the “Diligence Materials”) respecting the Property in its possession, as described on Schedule 1. For purposes of this Agreement, Diligence Materials shall be deemed to include all Title Commitments, Surveys and results of Tests, including Phase 1 environmental reports and engineering reports relating to the physical condition of the Property, and matters disclosed on Schedules 1 and 2 to this Agreement. Purchaser shall make no claim under this Agreement, for breach of representation or warranty, indemnification or otherwise, in respect of a fact, circumstance or condition that is disclosed in the Diligence Materials except that the foregoing shall not prevent Purchaser from raising as a Title Objection, Survey Objection and/or Test Objection any fact, circumstance or condition disclosed in the Diligence Materials and shall not prevent Purchaser from exercising any right to terminate this Agreement on account of any such fact, circumstance or condition disclosed in the Diligence Materials whether or not such fact, circumstance or condition is contrary to a representation or warranty of Seller contained in this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WITNESSES:	PURCHASER:

/s/ Sandy Staten	KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation
Name: Sandy Staten

/s/ Michelle Seifert	By:	/s/ Douglas Curnutte
Name: Michelle Seifert		Name:	Douglas Curnutte
		Title:	Vice President of Facilities and Real Estate Development

WITNESSES:	SELLER:

/s/ Rita J. Rogge	HCRI MASSACHUSETTS PROPERTIES TRUST
Name: Rita J. Rogge

/s/ John J. Getchey	By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of HCRI Massachusetts Properties Trust filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston
Name: John J. Getchey

		By:	/s/ Erin C. Ibele
			Name:	Erin C. Ibele
			Title:	Vice President—Administration and Corporate Secretary

		By:	/s/ Jeffrey H. Miller
			Name:	Jeffrey H. Miller
			Title:	Vice President and General Counsel

WITNESSES:	SELLER:

/s/ Rita J. Rogge	HCRI MASSACHUSETTS PROPERTIES TRUST II
Name: Rita J. Rogge

/s/ John J. Getchey	By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of HCRI Massachusetts Properties Trust II filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston
Name: John J. Getchey

		By:	/s/ Erin C. Ibele
			Name:	Erin C. Ibele
			Title:	Vice President—Administration and Corporate Secretary

		By:	/s/ Jeffrey H. Miller
			Name:	Jeffrey H. Miller
			Title:	Vice President and General Counsel

Exhibits and Schedules to the Agreement

Exhibit A-1	Land (Goddard)

Exhibit A-2	Land (North East Specialty)

Exhibit A-3	Land (Park View)

Exhibit A-4	Land (The Meadows)

Exhibit B	Intentionally Omitted

Exhibit C	Form of Quitclaim Deed

Exhibit D	Permitted Encumbrances

Exhibit D-1	Title Report (Goddard)

Exhibit D-2	Title Report (North East Specialty)

Exhibit D-3	Title Report (Park View)

Exhibit D-4	Title Report (The Meadows)

Exhibit E	FIRPTA Affidavit

Schedule 1	Diligence Materials

Schedule 2	Repairs

Schedule 3	Leases

EXHIBIT A-1

LAND

All those certain parcels of registered and unregistered land with the buildings thereon situated at Summer Street, in Stoughton, Norfolk County, Massachusetts, all more particularly described as Lot A on a plan entitled “Approval Not Required Subdivision Plan of Land, Goddard Memorial Hospital in Stoughton, Massachusetts (Norfolk County), dated October 25, 1993, recorded with Norfolk County Registry of Deeds as Plan 77, A of 2 of 1995, in Plan Book 428. Included in the foregoing is the following parcel of registered land: Lot 5 on a plan filed with the Norfolk County Registry District of the Land Court as Land Court Plan No. 26978C.

Less and except all of the property conveyed in a Deed from HCRI Massachusetts Properties Trust to the Town of Stoughton, recorded with the Norfolk County Registry of Deeds in Book 17829, Page 376.

EXHIBIT A-2

LAND

That certain parcel of land situated in Braintree, Norfolk County, Massachusetts, being shown as Parcel “A2” on a plan entitled, “ANR Subdivision Plan at South Street in Braintree MA”, recorded with the Norfolk County Registry of Deeds as Plan No. 237 of 2002 in Plan Book 495.

Together with, but subject to, non-exclusive easements as set forth in Access and Easement Agreement by and between the County of Norfolk and Lahaina Realty Partnership dated February 20, 1998 and recorded with the Norfolk Registry Deeds on February 23, 1998 as Instrument No. 22008, Book 12287, Page 154 and filed as Land Court Document No. 784211.

EXHIBIT A-3

LAND

Real property in the County of Hampden, Commonwealth of Massachusetts, described as follows:

PARCELS I & II:

Two certain parcels of land, with the buildings and improvements thereon, situate in Springfield, Hampden County, Massachusetts, more particularly bounded and described as follows:

Parcel I

Beginning at an iron pin to be set in the northerly line of State Street a distance of fifty four and 07/100 (54.07) feet from the intersection of the northerly line of State Street and the easterly line of Blunt Park Road; running thence N32°-18’-10”E along the northerly line of State street five hundred fifty two and 12/100 (552.12) feet to a point; thence N39°-17’-02”W along land of the City of Springfield four hundred thirty five and 66/100 (435.66) feet to a point; thence S50°-42’-58”W along land of the City of Springfield eight and 34/100 (8.34) feet to a point; thence N39°-19’-23”W along land of the City of Springfield sixty seven and 26/100 (67.26) feet to a point; thence N39°-16’-25”W along land of the City of Springfield fifty eight and 03/100 (58.03) feet to a point; thence N50°-43’-35”E along land of the City of Springfield two hundred ninety seven and 99/100 (297.99) feet to a point; thence N39°-20’-15”W along land of various owners two hundred sixty six and 09/100 (266.09) feet to a granite stone bound; thence S50°-38’-47”W along land of the Commonwealth of Massachusetts three hundred sixty eight and 13/100 (368.13) feet to a point; thence S45°-04’-01”W along land of The Springfield Hobby Club Housing, Inc. two hundred ninety and 00/100 (290.00) feet to an iron pin; thence S43°-58’15-”E along land of The Springfield Hobby Club Housing, Inc. eighteen and 00/100 (18.00) feet to an iron pin; thence S46°-01-’45”W along land of The Springfield Hobby Club Housing, Inc. two hundred six and 87/100 (206.87) feet to a point; thence S42°-13’-39”E along land of The Springfield Park Department nine hundred thirty eight and 79/100 (938.79) feet to the point of beginning.

Said parcel contains five hundred sixty four thousand eight hundred fifty six (565,856) square feet and is shown as parcel 2 on a plan entitled “Plan of Land, Municipal Hospital Property State Street and Blunt Park Road Owned by the City of Springfield” Scale 1”=50’, Date: February 1996, which plan is recorded with the Hampden County Registry of Deeds in Plan Book 299 as Plan No. 63.

Parcel 2

Beginning at a granite stone bound found in the easterly line of Blunt Park Road and the northerly line of State Street; thence N38°-38’-10”E along the northerly line of State Street a distance of sixteen and 45/100 (16.45) feet to a granite stone bound found; thence N32°-18’-10”E along the northerly line of State Street a distance of thirty seven and 62/100 (37.62) feet to an iron pin to be set; thence N42°-13’-39”W along land of the City of Springfield a distance of nine hundred thirty eight and 79/100 (938.79) feet to a point; thence S46°-01’-45”W along land of The Springfield Hobby Club Housing, Inc. a distance of forty three and 13/100 (43.13) feet to a point; thence S31°-01’-40”E along the easterly line of Blunt Park Road a distance of fifty six and 32/100 (56.32) feet to a granite stone bound found; thence southeasterly along the easterly line of Blunt Park Road by a curve to the left having a radius of one thousand three hundred two and 03/100 (1302.03) feet an arc distance of three hundred fifty and 41/100 (350.41) feet to a granite stone bound found; thence southeasterly along the easterly line of Blunt Park Road by a curve to the right having a radius of seven thousand four hundred seventy six and 12/100 (7476.12) feet an arc distance of three hundred sixty three and 17/100 (363.17) feet to a granite stone found; thence S43°-40’-00”E along the easterly line of Blunt Park Road a distance of one hundred eighty three and 58/100 (183.58) feet to the point of beginning.

Said parcel is shown as land of “City of Springfield Park Department” on said plan.

Together with the benefit of a parking easement granted by the City of Springfield, recorded with the Hampden County Registry of Deeds in Book 9710, page 581.

PARCEL III:

All those certain parcels of land, together with the buildings and other improvements thereon and appurtenances thereto located in the City of Springfield and formerly known as Springfield Health Department, the so-called East Campus and more particularly bounded and described as follows:

Beginning at a stone bound in the northerly line of State Street said bound S 32°-06’-40” W a distance of one hundred twelve and 06/100 (112.06) feet from the intersection of the northerly line of State Street and the westerly line of Ionia Street;

Running thence N 39°-20’-15” W along land of various owners four hundred sixty-four and 34/100 (464.34) feet to a point;

Thence S 50°-43’-35” W two hundred ninety-seven and 99/100 (297.99) feet to a point;

Thence S 39°-16’25” E fifty-eight and 03/100 (58.03) feet to a point;

Thence S 39°-19’-23” E sixty-seven and 26/100 (67.26) feet to a point;

Thence N 50°-42’58” E eight and 34/100 (8.34) feet to a point;

Thence S 39°-17’-02” E four hundred thirty-five and 66/100 (435.66) feet to a point in the northerly line of State Street;

Thence N 32°-18’10” E along the northerly line of State Street three hundred five and 70/100 (305.70) feet to the point of beginning.

Said parcel contains one hundred forty-nine thousand six hundred forty-two (149,642) square feet and is more particularly shown as Parcel 1 on a plan entitled, “Plan of Land, Municipal Hospital Property State Street and Blunt Park Road Owned by the City of Springfield” scale 1” = 50’, Date: February 1996, which plan is recorded with the Hampden County Registry of Deeds in Plan Book 299, Plan No. 63.

EXHIBIT A-4

LAND

Real property in the County of Worcester, Commonwealth of Massachusetts, described as follows:

A certain piece of land in Leicester, Worcester County, Massachusetts on the northeasterly side of Huntoon Memorial Highway, also known as State Road 56, depicted as Lot 5-A on a plan entitled, “Plan of Land Prepared for David A. Cooper, et al” dated September 16, 1993 and prepared by Charles L. Rowley & Associates and recorded with the Worcester County Registry of Deeds in Plan Book 676, Plan No. 81. Said Lot No. 5-A on said Plan is bounded and described as follows:

Beginning at a point on the northeasterly sideline of Huntoon Memorial Highway (Route 56) at the most southwesterly corner of the lot to be described:

Thence N31°04’36” W along the northeasterly sideline of Huntoon Memorial Highway a distance of 37.12 feet to a point opposite an iron pipe and continuing in said sideline a distance of 213.40 feet to an iron rod at land of Edwin Buczak;

Thence N 78°42’27” E, along land of Buczak and along a stonewall a distance of 184.66 feet to a corner of stonewalls;

Thence N 08°21’20” W along land of said Buczak and along a stonewall a distance of 209.13 feet to a point at other land of David A. Cooper, et al;

Thence in line of land of said Cooper, N 80°02’46” E, a distance of 356.18 feet to a point at a corner of stonewalls;

Thence in line of land of Stephen P. Magnuson and Mary A. Magnuson and in line of land of I. Virginia Magnuson, S 07°25’20” E along a stone wall, a distance of 364.55 feet to a point;

Thence in line of land of I. Virginia Magnuson, S 14°31’28” E, along a stonewall a distance of 48.12 feet to a point opposite an iron pipe and continuing in the same course along said stonewall, a distance of 35.00 feet to a point;

Thence in line of remaining land of David A. Cooper, et al, S 80°02’46” W, a distance of 446.87 feet to the POINT OF BEGINNING.

EXHIBIT B

Intentionally Omitted

B-1

EXHIBIT C

FORM OF QUITCLAIM DEED

_________________________________________________., a _____________________________ __________________ having an address at _________________________________________________, for consideration paid of ________________________ ______________ DOLLARS ($            .00) grants to _______________________________________, a _________________ ________________ having an address at _____________________________________ WITH QUITCLAIM COVENANTS the land, with the buildings and improvements thereon, located at ________________________________________ County, Massachusetts and more particularly described on Exhibit A attached hereto and incorporated herein.

EXECUTED as an instrument under seal as of this ___ day of ___________, _______.

By:
Name:
Title:

C-1

COMMONWEALTH OF MASSACHUSETTS

____________________, ss

On this ____ day of _____________, _________, before me, the undersigned notary public, personally appeared __________________________, the ______________________ of ____________________________________, proved to me through satisfactory evidence of identification which was _______________________, to be the person whose name is signed on the preceding document and acknowledged to me that ____ signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

C-1

EXHIBIT A TO FORM OF QUITCLAIM DEED

[Legal Description]

C-1

EXHIBIT D

PERMITTED ENCUMBRANCES

1. (a) All items set forth on Schedule B-2 of each Title Commitment, which are not Title Objections pursuant to Section 4(a).

(b) All matters which a current survey of each Individual Property would disclose which are not Survey Objections pursuant to Section 4(b).

2. Subject to the representations and warranties in Sections 6(g) and (h), zoning and building regulations, restrictions and ordinances now or hereafter adopted or imposed by any governmental body having jurisdiction over the Property or any part thereof which are not the subject of a Title Objection, Survey Objection and/or Test Objection pursuant to Sections 4(a), (b) and/or (c).

3. Real estate taxes, assessments, water charges and sewer rents, if any which relate to time periods on or after Closing, in each case not yet due and payable as of Closing.

4. Subject to Section 6, any state of facts a physical inspection of the Property would show which are not the subject of a Title Objection, Survey Objection and/or Test Objection pursuant to Sections 4(a), (b) and/or (c).

5. All leases set forth on Schedule 3.

D-1

EXHIBITS D-1 THROUGH D-4

D-1

EXHIBIT D-1

Facility Name: Goddard Rehabilitation and Nursing Center

907-909 Sumner Street, Stoughton, Massachusetts 02072

Matters set forth on First American Title Insurance Company Commitment No. 172814MA14 dated July 5, 2005, including but not limited to:

1.	Liens for real estate taxes, municipal charges, and assessments which become due and payable subsequent to the date of the closing.

2.	Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Goddard Rehab. & Nursing Center 909 Sumner Street Stoughton, MA County of Norfolk” drawn by American National llc, dated July 28, 2005, revised through October 7, 2005, Reference No. 20050110-14 (the “Survey”):

a.	Fence encroaching into Cole Drive easement identified in paragraph 10 below.

5.	Rights in a grant of a main drain easement to the Town of Stoughton dated October 17, 1961, recorded in Book 3989, Page 362, filed as Document No. 223968.

6.	Slope easements taken by Order of the Norfolk County Commissioners in connection with the widening of Sumner Street by instrument dated February 18, 1964, recorded in Book 4146, Page 720, and filed as Document No. 252219.

7.	Easement for a main drain and common sewer to the Town of Stoughton dated February 6, 1974, recorded in Book 5022, Page 697 and filed as Document No. 341509.

8.	Grant to the Town of Stoughton of a well site easement by instrument dated September 25, 1984 and recorded in Book 6529, Page 487.

9.	Access easement to the well to the Town of Stoughton by instrument dated September 25, 1984, recorded in Book 6529, Page 490.

10.	Easement over Cole Drive as set forth in a deed from Samaritan Medical Center, Inc. to Goddard Health Services, Inc. dated December 14, 1994, filed as Document 709150.

11.	Lease from Lahaina Realty United Partnership to Good Samaritan Medical Center, Inc. as evidenced by Notice of Lease dated February 16, 1996, recorded February 21, 1996 at Book 11229, page 747 and filed as Document No. 731679.

12.	Lease from Lahaina Realty Limited Partnership to Good Samaritan Medical Center, Inc. as evidenced by Notice of Lease dated February 16, 1996, recorded February 21, .1996. at Book 11229, Page 751 and filed as Document No. 731681.

13.	Notice of Variance recorded at Book 3986, Page 523.

14.	Decision of the Zoning Board of Appeals recorded at Book 6508, Page 739.

15.	Decision of the Zoning Board of Appeals recorded at Book 6764, Page 507.

16.	Decision of the Zoning Board of Appeals recorded at Book 8762, Page 662 and filed as Document No. 591410.

17.	Decision filed as Document No. 628989 and recorded at Book 9290, Page 693.

18.	Decision filed as Document No. 702466 and recorded at Book 10786, Page 581.

19.	Decision recorded at Book 8668, Page 43.

20.	Decision recorded at Book 9713, Page 584.

21.	Order of Conditions (DEP File No. 298-81), acknowledged April 4, 1984 recorded at Book 7426, Page 697 and filed as Document No. 512862, as affected by Certificate of Compliance recorded in Book 11229, Page 699 and filed as Document No. 731676.

22.	Order of Conditions (DEP File No. 298-240), acknowledged May 15, 1990, recorded at Book 8714, Page 369, as affected by Certificate of Compliance, recorded at Book 11229, Page 701.

23.	Mortgage Deed, Security Agreement, Assignment of Leases and Rents from Lahaina Realty Limited Partnership to Health Care REIT, Inc. dated February, 16, 1996 and recorded in Book 11229, Page 709 and filed as Document No. 731768, as affected by First Amendment to Mortgage Deed dated February 11, 1997, recorded as Instrument No. 15866 and filed as Document No. 756797, as further affected by Second Amendment to Mortgage Deed dated April 4, 1997, recorded in Book 11761, Page 39 and filed as Document No. 760982 and as further affected by Third Amendment to Mortgage Deed dated June 9, 1997, recorded in Book 11860, Page 63 and filed as Document No. 768262.

24.	Unperfected 20 Foot Access Easement to the Town of Stoughton shown on Plan recorded as Plan 739 of 2002 and filed in Plan Book 503.

25.	Restriction dated January 20, 1977, recorded at Book 5301, Page 611, filed as Document 366403, as modified by an instrument entitled Modification of Restriction, dated February 4, 1981, recorded at Book 5858, Page 1, filed as Document 411198, as further affected by Second Modification Agreement dated October 20, 1989, recorded at Book 8464, Page 585, filed as Document 573434.

26.	Sub-Lease and Notice of Sub-Lease, Option to Purchase and Right of First Refusal with respect to Units 1K, 1C and 1D to Commonwealth Health Systems, Inc. recorded in Book 9382, Page 649.

27.	Notice of Lease of Unit IE (in fact a sublease) from the Trustees of “Goddard Memorial Hospital” Realty Trust (the name of record is GMH Realty Trust), the trust said to be dated October 29, 1989 (it was dated October 20, 1989) to Tri-County Pediatric Associates, which notice is dated September 14, 1990 and recorded in Book 8766, Page 516, but not registered.

28.	Notice of Sub-Lease with respect to Unit 2B to Center for Eye Health, Inc. recorded in Book 9191, Page 583.

29.	Lease from Lahaina Realty Limited Partnership to Goddard Transitional Care Center, LLC as evidenced by Notice of Lease dated February 16, 1996, recorded at Book 11229, Page 749 and filed as Document No. 731680.

30.	Lien Bond by Walsh Brothers Incorporated, dated February 19, 1996 and recorded in Book 11308, Page 606 and filed as Document No. 735717.

31.	Notice of Lease between Health Care REIT, Inc. and HCRI Massachusetts Properties Trust, as Lessor, and WEJJ-MED Realty LLC, as Lessee, dated April 15, 2000 and recorded in Book 14580, Page 52 and filed as Document No. 871612, as affected by an Amended and Restated Notice of Lease dated January 9, 2000 and recorded in Book 14827, Page 10 (but not registered).

32.	Notice of Lease between Health Care REIT, Inc. and HCRI Massachusetts Properties Trust, as Lessor, and WEJJ-MED Realty LLC, as Lessee, dated April 15, 2000 and recorded in Book 14580, Page 399 and filed as Document No. 871632, as affected by the Amended and Restated Notice of Leases identified above and recorded in Book 14827, Page 10 (but not registered).

33.	Leasehold Mortgage from WEJJ-MED Realty, LLC to Health Care REIT, Inc. dated April 15, 2000 and recorded in Book 14580, Page 65 and filed as Document No. 871613, as affected by a partial release of property located in Braintree, MA.

34.	Assignment of Leases and Rents by WEJJ-MED Realty LLC, WEJJ-MED Leasing LLC to Health Care REIT, Inc. and HCRI Massachusetts Properties Trust, dated April 15, 2000 and recorded in Book 14580, Page 90 and filed as Document No. 871614, as affected by a partial release of property located in Braintree, MA.

35.	Leasehold Mortgage from WEJJ-MED Realty LLC to Health Care REIT, Inc. dated April 15, 2000 and recorded in Book 14580, Page 413 and filed as Document No. 871633, as amended and affected by a partial release of property located in Braintree, MA.

36.	Assignment of Leases and Rents by and between WEJJ-MED Realty LLC, WEJJ-MED Leasing LLC, Health Care REIT, Inc. and HCRI Massachusetts Properties Trust dated April 15, 2000 and recorded in Book 14580, Page 438 and filed as Document No. 871634, as amended.

37.	Notice of Amended and Restated Master Lease by and between HCRI Massachusetts Properties Trust and HCRI Massachusetts Properties Trust II, as Lessors, and WEJJ-MED Realty LLC, as Lessee, dated November 1, 2001 and recorded with said Deeds in Book 15969, Page 347 and filed as Document No. 906514, as amended and further amended and restated (but not on the registered side).

38.	Notice of Sublease between WEJJ-MED Realty LLC and Stoughton Nursing LLC dated April 15, 2000 and recorded in Book 14580, Page 453 and filed as Document No. 871635.

39.	Notice of Sub-sublease between WEJJ-MED Realty LLC and Braintree Hospital dated May 10, 2002 and recorded in Book 16650, Page 492 and filed as Document No. 923292.

40.	Evidence of no outstanding assessments pursuant to main drain easement to the Town of Stoughton dated October 17, 1961, recorded in Book 3989, Page 362, filed as Document No. 223968.

41.	Several tax takings by the Town of Stoughton dated March 9, 2001 and filed as Document Nos. 882432, 882433, 882434, 882435, 882436, 882437, 882438 and 882439.

EXHIBIT D-2

Facility Name: Braintree Hospital Facility

2001 Washington Street, Braintree, Massachusetts 02184

Matters set forth on First American Title Insurance Company Commitment No. 172814MA3 dated July 5, 2005, including but not limited to:

1.	Liens for real estate taxes, municipal charges, and assessments which become due and payable subsequent to the date of the closing.

2.	Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Northeast Specialty Hospital - Braintree, 2001 Washington Street, Braintree, MA County of Norfolk” drawn by American National llc, dated July 22, 2005, most recently revised September 14, 2005, Reference No. 20050110-003 (the “Survey”):

a.	Water lines serving premises encroaches onto adjacent property;

b.	Building encroaches into building setback line;

c.	Electric lines serving premises encroach onto adjacent property;

d.	Paved driveway encroaches onto adjacent property;

e.	Gravel Walkway encroaches onto adjacent property by 120.56’; and

f.	Paved Walkway encroaches onto adjacent property by 59.21’.

5.	Utility easements and water easements reserved for the benefit of remaining land of the County of Norfolk, as set forth in Deed from the County of Norfolk to the County of Norfolk and Town of Braintree dated April 26, 1978 recorded in Book 5558, Page 282.

6.	Order of Taking for relocation of South Street filed with said District of the Land Court as Document No. 29840.

7.	Utility easement to New England Telephone and Telegraph Company filed as Document No. 422896.

8.	Easement and right of way for construction, maintenance, and operation of sewer granted by the County of Norfolk to the Town of Braintree recorded in Book 5414, Page 631.

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9.	Terms and Provisions of Access and Easement Agreement by and between the County of Norfolk and Lahaina Realty Limited Partnership dated February 20, 1998 and recorded February 23, 1998 as Instrument No. 22008 in Book 12287, Page 154 and filed as Document No. 784211.

10.	Terms and Provisions of Access and Easement Agreement by and between the County of Norfolk and Lahaina Realty Limited Partnership dated February 20, 1998 and recorded February 23, 1998 as Instrument No. 22008 in Book 12287, Page 154 and filed as Document No. 784211. Seller should deliver an estoppel certificates from the County of Norfolk and from Seller confirming that (i) the parking easement benefiting the property has not been terminated, (ii) there are no outstanding fees due thereunder and (iii) there are no violations of the maintenance obligations of any party to the agreement.

11.	Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture filing from Lahaina Realty Limited Partnership to Health Care REIT, Inc. dated February 20, 1998 and recorded in Book 12287, Page 164, as affected by First Amendment to Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated May 6, 1999 and recorded in Book 13452, Page 299.

12.	Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture Filing from Lahaina Realty Limited Partnership to Health Care REIT, Inc. dated May 6, 1999, filed as Document 74317 and recorded in Book 13452, Page 307.

13.	Notice of Lease between HCRI Massachusetts Properties Trust and Perseus Healthcare, Inc., notice of which is dated April 15, 2000 and recorded in Book 14121, Page 157.

14.	Terms and provisions of a lease by and between HCRI Massachusetts Properties Trust II and HCRI Massachusetts Properties Trust, as Lessors, and WEJJ-MED Realty LLC, as Lessee; as affected by Notice of Amendment to Amended and Restated Master Lease recorded in Book 16623, Page 11; as affected by a Restated Notice of Master Lease recorded with the Registry in Book 17462, Page 258.

15.	Notice of Sublease between WEJJ-MED Realty LLC as Lessor and Braintree Hospital LLC as Lessee, dated May 10, 2002 and recorded in Book 16650, Page 505.

16.	Third Amended and Restated Leasehold Mortgage recorded in Book 16623, Page 35, as affected by a Fourth Amendment to Amended and Restated Leasehold Mortgage recorded in Book 17462, Page 279.

17.	Third Amended and Restated Assignment of Leases and Rents recorded in Book 16623, Page 46.

18.	20 foot wide sewer easement granted to the Town of Braintree recorded with said Deeds in Book 3447, Page 490.

D-2

EXHIBIT D-3

Facility Name: Park View Specialty Hospital and

Park View Rehabilitation and Nursing Center

1400 State Street, Springfield, Massachusetts 01109

Matters set forth on First American Title Insurance Company Title Commitment No. 172814MA12 dated July 2, 2005, including, but not limited to:

1.	Liens for real estate taxes, municipal charges, and assessments which become due and payable subsequent to the date of the closing.

2.	Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Park View Specialty Hospital 1400 State Street Springfield, MA County of Hampden” drawn by American National llc, dated July 27, 2005, last revised October 12, 2005, Reference No. 20050110-012 (the “Survey”):

a.	Adjoiner’s fence encroaches onto this property 11.12’ and 4.57’;

b.	Driveway encroaches onto adjacent property;

c.	Gas utility line encroaches onto adjacent property.

5.	Common law party wall rights.

6.	Notice of Variance recorded with Hampden Registry of Deeds at Book 9685, Page 523, as affected by Corrective Notice of Variance recorded December 10, 1996 at Book 9708, Page 263.

7.	Notice of Activity and Use Limitation under M.G.L. Ch. 21, sec. 6 and 310 CMR 40.0000 dated December 10, 1996 and recorded with Hampden Registry of Deeds at Book 9710, Page 528, as affected by Notice of Activity and Use Limitation dated January 30, 1998, recorded in Book 10146, Page 329.

8.	Decision by the City of Springfield, recorded with said Deeds, Book 11247, Page 553.

9.	Mortgage dated December 12, 1996 from Lahaina Realty Limited Partnership and Demeter of MA, Inc. to Health Care Reit, Inc. and recorded with the Registry in Book

D-1

9710, Page 543, as affected by a first amendment to mortgage dated August 12, 1997 and recorded with the Registry in Book 9987, Page 972, as affected by a second amendment to mortgage dated December 16, 1997 and recorded with the Registry in Book 10103, Page 214, as affected by a third amendment to mortgage dated May 6, 1999 and recorded with the Registry in Book 10767, Page 241 and as further affected by a fourth amendment to mortgage and first amendment to settlement agreement dated April 12, 2001 and recorded with the Registry in Book 11611, Page 228.

10.	Mortgage dated May 6, 1999 from Lahaina Realty Limited Partnership and Demeter of MA, Inc. to Health Care Reit, Inc. and recorded with the Registry in Book 10767, Page 251.

11.	Notice of Lease between HCRI Massachusetts Properties Trust, as landlord, and Perseus Healthcare, Inc., as tenant, and recorded with the Registry in Book 11167, Page 48, as affected by an Amended and Restated Notice of Lease dated April 8, 2001 and recorded with the Registry in Book 11589, Page 555, as affected by an Assignment of Leases and Rents dated April 15, 2000 from Perseus to HCR and recorded with the Registry in Book 11413, Page 128.

12.	Notice of Amended and Restated Master Lease by and between HCRI Massachusetts Properties Trust II and HCRI Massachusetts Properties Trust, as Lessors, and WEJJ-MED Realty LLC, as Lessee, dated November 1, 2000, recorded in Book 12047, Page 524; as affected by a Notice of Amendment to Amended and Restated Notice of Lease dated March 29, 2002, recorded in Book 12311, Page 535; as affected by Notice of Amendment to Amended and Restated Notice of Lease recorded in Book 12351, Page 334; as affected by a Notice of Amendment to Amended and Restated Notice of Lease recorded in Book 12351, Page 388; as further affected by Amended and Restated Notice of Master Lease, dated October 25, 2002, recorded in Book 12676, Page 245.

13.	Amended and Restated Assignment of Leases and Rents dated November 1, 2001 between WEJJ-MED Realty LLC, WEJJ-MED Leasing, LLC, Springfield Realty, LLC, HCRI Massachusetts Properties Trust and HCRI Massachusetts Properties Trust II and recorded with the Registry in Book 12047, Page 570, as affected by a Second Amended and Restated Assignment of Leases and Rents dated May 3, 2002, recorded with the Registry in Book 12351, Page 306 and as further affected by a Third Amended and Restated Assignment of Leases and Rents dated May 15, 2002 between WEJJ-MED Realty LLC, WEJJ-MED Leasing, LLC, Springfield Realty, LLC, Needham Avery Realty LLC, HCRI Massachusetts Properties Trust and HCRI Massachusetts Properties Trust II and recorded with the Registry in Book 12351, Page 366.

14.	Undischarged Prior Tax Taking by the Springfield Tax Collector dated December 14, 2000 and recorded with the Registry in Book 11501, Page 204.

D-2

EXHIBIT D-4

Facility Name: Leicester Facility

111 Huntoon Memorial Highway, Rochdale, Massachusetts 01542

Matters set forth on First American Title Insurance Company Title Commitment No. 172814MA10 dated July 2, 2005, including, but not limited to:

1.	Liens for real estate taxes, municipal charges, and assessments which become due and payable subsequent to the date of the closing.

2.	Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K The Meadows of Leicester 111 Huntoon Memorial Hwy (Route 56) Rochdale, MA County of Worcester” drawn by American National llc, dated July 25, 2005, Reference No. 20050110-010 (the “Survey”):

a.	Small portion of Unit Sign encroaches onto public road right-of-way by 1.20’;

b.	Building encroaches onto building setback line by 1.60’.

5.	Easement to Massachusetts Electric Company, dated July 22, 1994, recorded with said Deeds, Book 16510, Page 55.

6.	Terms and provisions of a lease by and between Health Care REIT, Inc. and HCRI Massachusetts Properties Trust, as Lessors, and WEJJ-MED Realty LLC, as Lessee, dated April 15, 2000, as amended and restated November 1, 2001, December 18, 2001, March 29, 2002, May 3, 2002, May 10, 2002, May 15, 2002, June 20, 2002, August 14, 2002 and October 22, 2002, an Amended and Restated Notice of Master Lease being recorded in Book 27869, Page 55.

7.

Amended and Restated Leasehold Mortgage from WEJJ-MED Realty LLC to Health Care Reit, Inc. dated November 1, 2001 and recorded with the Registry in Book 30472, Page 162, as affected by First Amendment to Amended and Restated Leasehold Mortgage dated March 29, 2002 and recorded with the Registry in Book 34072, Page 190, as affected by Second Amendment to Amended and Restated Leasehold Mortgage dated May 3, 2002 and recorded with the Registry in Book 24072, Page 199, as affected by Third Amendment to Amended and Restated Leasehold Mortgage dated May 15, 2002 and recorded with the Registry in Book 34072, Page 208, as affected by Fourth Amendment to Amended and Restated Leasehold Mortgage dated October 25, 2002 and

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recorded with the Registry in Book 27869, Page 62, as affected by Fifth Amendment to Amended and Restated Leasehold Mortgage dated April 2, 2004 and recorded with the Registry in Book 34762, Page 333 and as affected by Sixth Amendment to Amended and Restated Leasehold Mortgage dated December 9, 2004 and recorded with the Registry in Book 35464, Page 117.

8.	Order of Conditions issued by the Town of Leicester, recorded in Book 15527, Page 186.

D-2

EXHIBIT E

FIRPTA AFFIDAVIT

CERTIFICATION OF NONFOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [                            ] (the “Seller”), Seller hereby certifies the following:

1.	Seller is a “United States Person” and is not a “foreign person” in accordance with and for the purpose of the provisions of Sections 7701 and 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

2.	Seller’s U. S. Employer Identification Number is [ ].

3.	Seller’s office address is [ ].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Dated: ______________, 2005.

[Insert signature block]

SCHEDULE 1

Diligence Materials

a)	Title Documents

1.	Goddard Rehabilitation and Nursing Center

907-909 Sumner Street, Stoughton, Massachusetts 02072

Title Commitment No. 172814MA14 dated July 5, 2005

2.	Park View Specialty Hospital and Park View Rehabilitation and Nursing Center

1400 State Street, Springfield, Massachusetts 01109

Title Commitment No. 172814MA12 dated July 2, 2005

3.	North East Specialty Hospital-Braintree

2001 Washington Street, Braintree, Massachusetts 02184

Title Commitment No. 172814MA3 dated July 5, 2005

4.	The Meadows of Leicester

111 Huntoon Memorial Highway, Rochdale, Massachusetts 01542

Title Commitment No. 172814MA10 dated July 2, 2005

b)	Survey Documents

1.	Goddard Rehabilitation and Nursing Center

907-909 Sumner Street, Stoughton, Massachusetts 02072

“ALTA/ACSM Land Title Survey, Special K, Goddard Rehab. and Nursing Center, 909 Sumner Street, Stoughton, Ma, County of Norfolk” dated July 28, 2005, last revised December 4, 2005 by American National LLC

2.	Park View Specialty Hospital and Park View Rehabilitation and Nursing Center

1400 State Street, Springfield, Massachusetts 01109

“ALTA/ACSM Land Title Survey, Special K, Park View Specialty Hospital, 1400 State Street, Springfield, Ma, County of Hampden” dated July 27, 2005, last revised December 4, 2005 by American National LLC

3.	North East Specialty Hospital-Braintree

2001 Washington Street, Braintree, Massachusetts 02184

“ALTA/ACSM Land Title Survey, Special K, Northeast Specialty Hospital-Braintree, 2001 Washington St., Braintree, Ma, County of Norfolk” dated July 22, 2005, last revised December 6, 2005 by American National LLC

4.	The Meadows of Leicester

111 Huntoon Memorial Highway, Rochdale, Massachusetts 01542

“ALTA/ACSM Land Title Survey, Special K, The Meadows of Leicester, 111 Huntoon Memorial Hwy. (Route 56), Rochdale, Ma, County of Worcester” dated July 25, 2005, last revised December 6, 2005 by American National LLC

c)	Environmental

1.	Phase I Environmental Site Assessment, Park View Specialty Hospital, 1400 State Street, Springfield, Massachusetts (ARCADIS Geraghty & Miller), July 17, 2001.

2.	Phase I Environmental Site Assessment, Park View Specialty Hospital, 1400 State Street, Springfield, Massachusetts (ARCADIS Geraghty & Miller), May 22, 2001.

3.	Phase I Environmental Site Assessment, Park View Specialty Hospital, 1400 State Street, Springfield, Massachusetts (ARCADIS Geraghty & Miller), March 2000.

4.	Phase I Environmental Site Assessment, Goddard Campus of the Good Samaritan Medical Facility, 909 Sumner Street, Stoughton, Massachusetts (ARCADIS Geraghty & Miller), March 31, 2000.

5.	Operations and Maintenance Plan for the Control and Management of Asbestos-Containing Building Materials, Goddard Campus of the Good Samaritan Medical Facility, 909 Sumner Street, Stoughton, Massachusetts (Smith & Wessel Associates), January 8, 1996.

6.	Environmental Site Assessment, Goddard Campus of the Good Samaritan Medical Facility, 909 Sumner Street, Stoughton, Massachusetts (Geraghty & Miller), November 21, 1995.

7.	Order of Conditions, Massachusetts Wetlands Protection Act, Goddard Campus of the Good Samaritan Medical Facility, 909 Sumner Street, Stoughton, Massachusetts, April 4, 1984.

SCHEDULE 2

Repairs

SCHEDULE 3

Leases

1.	Lease between WEJJ-MED Leasing LLC and Physician Practice Support, Inc., dated October 10, 2003.

2.	Lease between Lahaina Realty Limited Partnership (predecessor-in-interest to WEJJ-MED Leasing LLC) and Good Samaritan Medical Center, Inc., dated February 16, 1996.

3.	Lease between Lahaina Realty Limited Partnership (predecessor-in-interest to WEJJ-MED Leasing LLC) and Good Samaritan Medical Center, Inc., dated February 16, 1996.

4.	Lease between WEJJ-MED Leasing LLC and Teamwork Physical Therapy, Inc., dated February 27, 2001 (as assigned from predecessor-interest ACCI/Allcare of Massachusetts to Teamwork Physical Therapy, Inc., on December 2, 2002).

5.	Lease between Lahaina Realty Limited Partnership (predecessor-in-interest to WEJJ-MED Leasing LLC) and Tri-County Pediatric Associates, P.C., dated September 19, 1990.

6.	Lease between WEJJ-MED Leasing LLC and Commonwealth Health Systems, Inc., dated July 29, 2003.

7.	Lease between Lahaina Realty Limited Partnership (predecessor-in-interest to WEJJ-MED Leasing LLC) and Commonwealth Health Systems, Inc., dated November 1998.

8.	Lease between WEJJ-MED Leasing LLC and Neurocare, Inc.

9.	Lease between WEJJ-MED Leasing LLC and Gateway Laboratory, Inc., dated February 28, 2002.

10.	Lease between WEJJ-MED Leasing LLC and Gateway Laboratory, Inc., dated May 17, 2000.

11.	Lease between WEJJ-MED Leasing LLC and Dr. Scott Aronson, P.C., dated January 10, 2003.

12.	Lease between Lahaina Realty Limited Partnership (predecessor-in-interest to WEJJ-MED Leasing LLC) and Sullivan Orthopedic Associates, Inc., dated June 1999.

13.	Lease between WEJJ-MED Leasing LLC and Caritas Good Samaritan Medical Practice Corporation, dated July 18, 2003.

14.	Lease between WEJJ-MED Leasing LLC and Lexi Technology Solutions, Inc., dated April 1, 2004.

15.	Lease between WEJJ-MED Leasing LLC and Dr. Stan Rome d/b/a Health Training Center, dated July 8, 2004.

16.	Lease between WEJJ-MED Leasing LLC and Goddard Anesthesia Service, Inc., dated October 1, 1991.

17.	Lease between Springfield Realty LLC and Giggle Gardens, Inc.

18.	Lease between Lahaina Realty LP and Nextel Communications of the Mid-Atlantic, Inc.

19.	Omnipoint Communications MB Operations, Inc. and Demeter of MA, Inc.